Exhibit 5.1

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 ________	July 29, 2016	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Re:	Quintiles Transnational Holdings Inc. – Registration Statement on Form S-4
(File No 333-211794)

Ladies and Gentlemen:

We have acted as counsel for Quintiles Transnational Holdings Inc. (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-211794 (as amended or supplemented, the “Registration Statement”), initially filed on June 3, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance of up to 132,746,991 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company pursuant to the Agreement and Plan of Merger dated as of May 3, 2016 (the “Merger Agreement”) by and between the Company and IMS Health Holdings, Inc. (“IMS Health”) and the IMS Health Equity Plans (as defined in the Merger Agreement).

The Merger Agreement provides that immediately prior to the Merger, the Company will effect a conversion from a North Carolina corporation to a Delaware corporation (the “Conversion”) pursuant to (i) the Plan of Conversion dated as of May 3, 2016 (the “Plan of Conversion”), (ii) the filing, with the North Carolina Secretary of State, of Articles of Conversion (the “Articles of Conversion”), (iii) the filing, with the Delaware Secretary of State, of a Certificate of Conversion (the “Certificate of Conversion”) and of a Certificate of Incorporation in the form attached to the joint proxy statement/prospectus included in the Registration Statement (the “Certificate of Incorporation”) and (iv) the adoption by the Company’s Board of Directors of new Bylaws in the form attached to the joint proxy statement/prospectus included in the Registration Statement (the “Delaware Bylaws”). The Merger Agreement also provides that, after the Conversion, IMS Health will be merged with and into the Company, and the Company will continue as the surviving company (the “Merger”) with the name “Quintiles IMS Holdings, Inc.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

Quintiles Transnational Holdings Inc.

July 29, 2016

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, (ii) the Merger Agreement, (iii) the Second Amended and Restated Articles of Incorporation of the Company, (iv) the Plan of Conversion, (v) the form of Articles of Conversion, (vi) the form of Certificate of Conversion, (vii) the form of Certificate of Incorporation, (viii) the form of Delaware Bylaws, (ix) resolutions of the Company’s Board of Directors relating to the foregoing matters, and (x) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that when the Registration Statement becomes effective under the Act, the Conversion is consummated and becomes effective in accordance with the terms of the Plan of Conversion, and the Merger is consummated and becomes effective in accordance with the terms of the Merger Agreement, the Shares will be duly authorized, and when the Shares have been issued and delivered in accordance with the terms of the Merger Agreement and the IMS Health Equity Plans and pursuant to the Registration Statement, and upon either (i) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Shares or (ii) the book entry of the Shares by the transfer agent for the Shares, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. These opinions are limited to the General Corporation Law of the State of Delaware and the North Carolina Business Corporation Act, and we express no opinion as to any other laws. The opinions expressed herein do not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Quintiles Transnational Holdings Inc.

July 29, 2016

Our opinions are as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinions expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.